Exhibit 23.3

We hereby consent to the use in this Registration Statement on Form S-1 and the Form FR MM-AC Application for Conversion of our report dated June 17, 2020, relating to the consolidated financial statements of ABB Financial Group, Inc. We also consent to the references to us under the heading “Experts” in the Registration Statement and Application for Conversion.

Atlanta, Georgia

October 28, 2020